Exhibit 99.1

P R E S S R E L E A S E
Contact: Investor Relations 804.289.9709	BRINK’S CORPORATE The Brink’s Company 1801 Bayberry Court Richmond, VA 23226-8100 USA

Brink’s Announces CFO Succession and Transition Plan
Kurt McMaken to Join as Chief Financial Officer

RICHMOND, Va., August 9, 2022 (GLOBE NEWSWIRE) – The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions, today announced that Kurt McMaken will join the company on August 24, 2022, as executive vice president and chief financial officer.

Ron Domanico, who has served as the company’s chief financial officer since 2016, will remain at Brink’s to support the transition. He will continue as president of Brink’s Capital, LLC, the entity that helps provide funding for the company’s digital cash retail solutions, and lead the company’s recently established Sustainability Program until his planned retirement in June 2023.

Mark Eubanks, president and CEO, said: “We are pleased to have found such an able successor to Ron, who has been instrumental to Brink’s success in leading the execution of our value creation strategy. I’m confident that Brink’s Capital and our Sustainability Program, which are key components of Brink’s strategy, will continue to benefit from Ron’s dedicated oversight. Kurt is a transformational finance leader, accustomed to leading complex global finance, planning and digital strategy functions. He has a proven track record in achieving margin expansion through growth, portfolio actions and improved productivity.”

McMaken will join the executive leadership team and report to Eubanks.

“Brink’s has a strong global reputation and brand based on a rich heritage,” said McMaken. “I look forward to working with the team to deliver continued growth and value for company stakeholders amid a dynamic and exciting time in the company’s long history.”

McMaken joins Brink’s from Eaton Corporation plc, an intelligent power management company, where he served in a number of financial and management positions since 2001. He most recently served as senior vice president, operations finance and transformation, and as an officer of the company and member of the CEO’s senior leadership committee. During his tenure, he also served as president of the company’s operations in Europe, Middle East and Africa, which he oversaw from a post in Morges, Switzerland.

He started his career in Audit & Business Advisory Services at PricewaterhouseCoopers LLP for seven years, which included a two-year assignment in Baku, Azerbaijan. McMaken holds a bachelor’s degree in business administration and accounting from Georgetown University and an MBA in strategy and finance from The University of Chicago Booth School of Business.

About The Brink’s Company The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 53 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

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